Exhibit 4.2

STOCKHOLDERS AGREEMENT

BY AND AMONG

STEINWAY MUSICAL INSTRUMENTS HOLDINGS, INC.

AND

THE PAULSON STOCKHOLDERS

[ • ], 2022

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is entered into as of [ ⚫ ], 2022 by and among (a) Steinway Musical Instruments Holdings, Inc., a Delaware corporation (the “Company”) and (b) John Paulson, Paulson Advantage Master Ltd. and Paulson Advantage Plus Master Ltd. (collectively, “Paulson”).

RECITALS

A. The Company and Paulson are proposing to consummate an initial public offering (the “Initial Public Offering”) of the Company’s Class A Common Stock (as defined herein), pursuant to an Underwriting Agreement, dated [ ⚫ ], 2022 (the “Underwriting Agreement”).

B. In connection with the consummation of the Initial Public Offering, Paulson Pianissimo LLC, a Delaware limited liability company, the parent company of the Company (“Parent”), will be liquidated and its members will receive Common Stock of the Company (the “Distribution”).

C. The Paulson Stockholders (as defined herein) and the Company desire to enter into this Agreement effective upon the Effective Time (as defined herein).

D. The Board of Directors of the Company (the “Board of Directors”) has approved this Agreement.

AGREEMENT

Now therefore, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

SECTION I. DEFINITIONS

1.1 Drafting Conventions; No Construction Against Drafter.

(a) The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2 Defined Terms. The following capitalized terms, as used in this Agreement, have the meanings set forth below.

“Affiliate” means with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person and, if the specified Person is a private equity fund, any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Board of Directors” or “Board” has the meaning set forth in the recitals.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company (including any shares of Class A common stock into which such Class B common stock converts).

“Closing” means the closing of the Initial Public Offering.

“Common Stock” means, collectively, the shares of Class A Common Stock and Class B Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the preamble and shall include any successor thereto.

“Director” means a member of the Board of Directors.

“Distribution” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 4.16.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Initial Public Offering” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board of Directors, subject to any fiduciary duties that such members may have as directors of the Company (including pursuant to Section 3.1(d)), to act in a certain manner, including causing members of the Board of Directors or any nominating or similar committee of the Board of Directors to recommend the appointment of any Paulson Stockholders’ Designees as provided by this Agreement.

“Nominating Committee” has the meaning set forth in Section 3.1(c).

“Parent” has the meaning set forth in the recitals.

“Paulson” has the meaning set forth in the preamble.

“Paulson Director” has the meaning set forth in Section 3.1(a).

“Paulson Stockholders” means John Paulson, Paulson Advantage Master Ltd., Paulson Advantage Plus Master Ltd. and any trust, general partnership, limited partnership, limited liability company, corporation or other entity over which John Paulson exercises beneficial ownership in accordance with Rule 13d-3 under the Exchange Act; provided that “Paulson Stockholders” shall not include any portfolio company of a Paulson Stockholder.

“Paulson Stockholders’ Designee” has the meaning set forth in Section 3.1(b).

“Paulson Majority Interest” means, at any given time, the Paulson Stockholders holding a majority of the outstanding Shares held at that specified time by all Paulson Stockholders.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“Shares” means, at any time, (i) shares of Common Stock, including any and all shares of Common Stock issued by the Company in connection with the Distribution and (ii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock or other equity securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Underwriting Agreement” has the meaning set forth in the recitals.

SECTION II. REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Paulson Stockholders. Each Paulson Stockholder has the power and authority to enter into this Agreement and carry out its obligations hereunder. Each of the Paulson Stockholders hereby represents, warrants and covenants to the Company as follows: (a) if such Paulson Stockholder is an entity, this Agreement has been duly authorized, executed and delivered by such Paulson Stockholder; (b) this Agreement constitutes the valid and binding obligation of such Paulson Stockholder enforceable against it in accordance with its terms; and (c) if such Paulson Stockholder is an entity, the execution, delivery and performance by such Paulson Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Paulson Stockholder, or require such Paulson Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not constitute a breach of or default under any material agreement to which such Paulson Stockholder is a party. If such Paulson Stockholder is a natural person, such person has full capacity to contract.

2.2 Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Paulson Stockholders as follows: (a) the Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION III. CORPORATE GOVERNANCE

3.1 Board of Directors.

(a) Composition of Initial Board. As of the Closing, the Board of Directors shall be comprised of six (6) directors, the following four (4) of whom shall be deemed to have been designated by the Paulson Stockholders (each, a “Paulson Director”): John Paulson, Michael Waldorf, Howard Gurvitch, and Benjamin Mensah. The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(i)	the class I directors shall initially include John Paulson and Michael Waldorf;

(ii)	the class II directors shall initially include Benjamin Steiner and Wei Wei; and

(iii)	the class III directors shall initially include Howard Gurvitch and Benjamin Mensah.

The initial term of the class I directors shall expire immediately upon the Company’s first annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire immediately upon the Company’s second annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire immediately upon the Company’s third annual meeting at which directors are elected.

(b) Paulson Stockholders’ Representation. For so long as the Paulson Stockholders hold, in the aggregate, a number of shares of Common Stock representing at least the percentages shown below of shares of Common Stock following the consummation of all sales of Class A Common Stock contemplated by the Underwriting Agreement, the Company shall take all Necessary Action to include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Paulson Stockholders (each, a “Paulson Stockholders’ Designee”) that, if elected, will result in the number of Paulson Directors serving on the Board of Directors that is shown below.

Percentage	Number of Directors
35% or greater	4
Less than 35% but greater than or equal to 25%	3
Less than 25% but greater than or equal to 15%	2
Less than 15% but greater than or equal to 5%	1
Less than 5%	0

Upon any decrease in the number of directors that the Paulson Stockholders are entitled to designate for election to the Board of Directors, one or more Paulson Stockholders’ Designees will immediately tender his or her resignation for consideration by the Board of Directors and, if such resignation is requested by the Board of Directors, such Paulson Stockholders’ Designee(s) shall resign within thirty (30) days of the date on which the Paulson Stockholders’ right to designate individuals for election as Directors was decreased. If such resignation is accepted by the Board of Directors, the Company shall cause the size of the Board of Directors to be reduced accordingly unless the Company, with the approval of a majority of the remaining Directors, determines not to reduce the authorized size of the Board of Directors, in which case the Board of Directors shall act in accordance with the bylaws of the Company then in effect to appoint or nominate a new director to the Board of Directors.

(c) Additional Obligations. An individual designated by the Paulson Stockholders for election (including pursuant to Section 3.1(b)) as a director shall comply with any applicable requirements of the charter for, and related guidelines of, any committee of the Board of Directors responsible for nominating directors (such committee, a “Nominating Committee”). Notwithstanding anything to the contrary in this Section 3, in the event that the Board of Directors determines in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Paulson Stockholders’ Designee pursuant to this Section 3.1 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with any requirements of the charter for, or related guidelines of, the Nominating Committee, then the Board of Directors shall inform the Paulson Stockholders of such determination in writing and explain in reasonable detail the basis for such determination, the Paulson Stockholders shall designate another individual designated for nomination, election or appointment to the Board of Directors (subject in each case to this Section 3.1(c)), and the Board of Directors and the Company shall take all of the actions required by this Section 3 with respect to the election of such substitute Paulson Stockholders’ Designee. It is hereby acknowledged and agreed that the fact that a particular Paulson Stockholders’ Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of the Paulson Stockholders or is not an independent director (as determined under applicable stock exchange regulations) shall not in and of itself constitute an acceptable basis for such determination by the Board of Directors.

(d) Vacancies. Except as provided in Section 3.1(b), with respect to decreases in ownership of the Paulson Stockholders, (i) the Paulson Stockholders shall have the exclusive right to request the removal of Paulson Stockholders’ Designees from the Board of Directors in accordance with the certificate of incorporation and bylaws of the Company then in effect, and the Company shall take all Necessary Action to cause the removal (whether for or without cause) of any such Paulson Stockholders’ Designee at the request of the Paulson Stockholders and (ii) the Paulson Stockholders shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies (for the remainder of the then current term) created by reason of death, disability, removal or resignation of Paulson Stockholders’ Designees to the Board of Directors, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the Paulson Stockholders as promptly as reasonably practicable.

(e) Committees. In accordance with the Company’s certificate of incorporation and bylaws, (i) the Board shall establish and maintain an audit committee of the Board, as well as all other committees of the Board required in accordance with applicable laws and stock exchange regulations, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, the Paulson Stockholders shall have the right to have one (1) Paulson Director appointed to serve on each committee of the Board for so long as the Paulson Stockholders has the right to designate at least one (1) director for nomination to the Board. In furtherance of the foregoing, the Company agrees to take all Necessary Action to have at least one (1) Paulson Director appointed to serve on each committee of the Board (to the extent not prohibited by applicable law or applicable stock exchange regulations).

3.2 Agreement of Company. The Company hereby agrees that it will take all Necessary Actions to cause the matters addressed by this Section 3 to be carried out in accordance with the provisions thereof. Without limiting the foregoing, the Secretary of the Company or such other officer or employee of the Company who may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 3.

SECTION IV. MISCELLANEOUS PROVISIONS

4.1 Access Rights. The Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to (a) afford the Paulson Stockholders and their officers, employees, auditors and other agents, during normal business hours and upon reasonable notice, at all reasonable times access to the Company’s and its subsidiaries’ officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford the Paulson Stockholders and their officers, employees, auditors and other agents the opportunity to discuss the affairs, finances and accounts of the Company and its subsidiaries with their respective officers from time to time as each such Paulson Stockholder may reasonably request, in each case, until such time as such Paulson Stockholder shall cease to own any Shares. Notwithstanding the foregoing, the Company may reasonably withhold information that is subject to attorney-client privilege.

4.2 Confidentiality. Each Paulson Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Company pursuant to Section 4.1, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Paulson Stockholder or its affiliates), (b) is or has been independently developed or conceived by such Paulson Stockholder without use of or reliance on the Company’s confidential information or (c) is or has been made known or disclosed to such Paulson Stockholder by a third party (other than an Affiliate of such Paulson Stockholder) without a breach of any confidentiality obligations such third party may have to the Company that is known to such Paulson Stockholder; provided, that, a Paulson Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Paulson Stockholder as long as such prospective purchaser executes a confidentiality agreement with the Company, in form and substance satisfactory to the Company, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Paulson Stockholder and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation, and provided further that Paulson Stockholder will remain liable to the Company for any breaches of confidentiality and nondisclosure obligations by such persons), or (iv) as may otherwise be required by law or legal, judicial or regulatory process.

4.3 Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Effective Time regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

4.4 Access to Agreement; Amendment and Waiver; Actions of the Board. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Paulson Stockholder at the principal executive offices of the Company. Any party may waive in writing any provision hereof intended for its benefit, provided, that, in the case of any waiver by the Company, such waiver is consented to in writing by the Paulson Majority Interest, and in the case of any waiver by the Paulson Stockholders, the Paulson Majority Interest may waive such provision on behalf of all the Paulson Stockholders. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the Paulson Majority Interest and the Company. Any consent given as provided in the preceding sentence shall be binding on all parties (subject to the proviso in the preceding sentence).

4.5 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, electronic mail, facsimile or postage prepaid), sent by express overnight courier service, or delivered to the applicable party at the respective address indicated below:

If to the Company:

Steinway Musical Instruments Holdings, Inc.

1 Steinway Place

Astoria, New York 11105

Attn: Chief Legal Officer (jwang@steinway.com)

With a copy (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention:

Marc Jaffe (Marc.Jaffe@lw.com)

Ben Cohen (Benjamin.Cohen@lw.com)

Facsimile: (212) 751-4864

If to the Paulson Stockholders:

c/o Paulson & Co. Inc.

1133 Avenue of the Americas, 33rd Floor

New York, NY 10036

Attention: Michael Waldorf (Michael.Waldorf@paulsonco.com)

or at such Person’s address for notice as set forth in the books and records of the Company, or, as to each of the foregoing, at such other address as shall be designated by a party in a written notice to other parties complying as to delivery with the terms of this Section 4.5. All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mail or (ii) one day after being deposited with the express overnight courier service, respectively, addressed as aforesaid.

4.6 Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

4.7 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by law.

4.8 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

4.9 Termination. This Agreement shall terminate on such date as the Paulson Stockholders cease to hold any Shares.

4.10 Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

4.11 Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein. Any successor to the Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession.

4.12 Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the state and federal courts located in Delaware to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Delaware. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 4.5. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

4.13 Further Assurances; Company Logo. At any time or from time to time after the Effective Time, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder. The Company hereby grants the Paulson Stockholders and their respective Affiliates permission to use the Company’s and its subsidiaries’ name and logo in marketing materials.

4.14 Regulatory Matters. The Company shall and shall cause its subsidiaries to keep the Paulson Stockholders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its subsidiaries, so that the Paulson Stockholders and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

4.15 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto.

4.16 Effectiveness of Agreement. This Agreement shall become effective (such time, the “Effective Time”) immediately prior to the effectiveness of the Company’s registration statement on Form S-1 related to the Initial Public Offering. However, to the extent the Closing does not occur, the provisions of this Agreement shall be without any force or effect.

4.17 Removal of Legends. The Company shall remove any restrictive legends on any Shares held by any Paulson Stockholder promptly upon request by such Paulson Stockholder if such legend is not, in the reasonable determination of the Company upon the advice of legal counsel, required to comply with applicable securities laws; provided that the Company may require an opinion of legal counsel reasonably acceptable to the Company prior to any such removal other than in connection with a transfer made pursuant to an effective registration statement.

4.18 Inconsistent Agreements. Neither the Company nor any Paulson Stockholder shall enter into any agreement or side letter with, or grant any proxy to, any stockholder, the Company or any other Person (whether or not such proxy, agreements or side letters are with other Paulson Stockholders, holders of Shares that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties are signing this Stockholders Agreement as of the date first set forth above.

STEINWAY MUSICAL INSTRUMENTS HOLDINGS, INC.

By:
Name: Maia Moutopoulos
Title: Chief Financial Officer

[Signature Page to Stockholders Agreement]

JOHN PAULSON

By:
Name: John Paulson

PAULSON ADVANTAGE MASTER LTD.

By:
Name:
Title:

PAULSON ADVANTAGE PLUS MASTER LTD.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]